Exhibit 99.1

FOR IMMEDIATE RELEASE
BALLY TOTAL FITNESS ANNOUNCES AGREEMENT WITH SENIOR AND
SENIOR SUBORDINATED NOTEHOLDERS REGARDING THE COMPANY’S
CHAPTER 11 RESTRUCTURING PLAN
•	Holders of a Majority of Senior Notes and More Than 80% of Senior

•	Subordinated Notes Sign Restructuring Support Agreement

•	Size of Proposed Backstopped Rights Offering Increased to $90 Million

•	Normal Club Operations Continue and Memberships Remain Unaffected
CHICAGO, June 18, 2007 — Bally Total Fitness (OTC Bulletin Board: BFTH), announced today that holders of a majority of the Company’s 10-1/2% Senior Notes due 2011 (the “Senior Notes”) and more than 80% of its 9-7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes”) have entered into a Restructuring Support Agreement whereby they agreed, following receipt of a disclosure statement, to vote in favor of a plan of reorganization (the “Plan”) containing the terms set forth in that agreement. Importantly, the Plan will further enhance the Company’s liquidity by increasing the rights offering to $90 million and by allowing the Company to retain the cash which would have been used for the July 15, 2007 interest payment due on the Senior Notes. With its Restructuring Support Agreement in place, the Company believes it has sufficient support from its noteholders to proceed to implement the Plan through appropriate bankruptcy proceedings and expects to make its Chapter 11 filing in the near future. The Company plans to continue normal club operations during the pendency of the anticipated bankruptcy case and will seek to emerge from bankruptcy as quickly as possible.
Don R. Kornstein, Interim chairman and Chief Restructuring Officer, stated, “We are pleased to have such strong support for the Plan from both our senior and senior subordinated noteholders. The Restructuring Support Agreement will enable us to expedite our work on restoring the strength of our balance sheet in the shortest time possible, and positioning Bally Total Fitness to compete over the long term. We look forward to emerging from bankruptcy with a greater ability to invest in and continue upgrading our fitness centers and to focus on building the Bally brand.”
As described in greater detail in the Restructuring Support Agreement, the Plan will provide that:
--	The Senior Notes will be modified, including an increase in the annual interest rate to 12-3/8% effective from July 16, 2007. The cash interest payment on the Senior Notes due July 15, 2007 will not be made. Upon effectiveness of the Plan, the new principal amount of the outstanding Senior Notes will be $247,337,500, with the increase distributed pro rata to the holders of the Senior Notes. The maturity and guarantees of the Senior Notes would remain the same. Upon effectiveness of the Plan, holders of the Senior Notes would receive a fee equal to 2% of the face value of their notes on the date of the filing of the chapter 11 cases.

--	The Senior Note Indenture would be amended to provide the holders with a “silent” second lien on substantially all assets of the Company and the subsidiary guarantors. Under the amended Senior Note Indenture, the Company would have a permitted debt basket for the senior credit facility of $292 million, with a reduction for proceeds of asset sales completed after June 15, 2007 that are used to permanently pay down indebtedness under its senior credit facilities and are not reinvested in replacement assets within 360 days after the applicable asset sale. The Senior Note Indenture will also permit Bally to issue after emergence from bankruptcy and in addition to the securities referred to below, an additional $90 million of pay-in-kind senior subordinated notes. The amended Senior Note Indenture also increases by $50 million to a total of $100 million the permitted debt basket for purchase money indebtedness and capital leases (with a $50 million capital lease sublimit). The optional redemption schedule in the Senior Notes would be amended to permit the Company to redeem the Senior Notes prior to July 15, 2008 at a T+50 make whole premium (including all interest due and payable through July 15, 2008) based upon a redemption on July 15, 2008 at 106.25%; and thereafter optional redemption at 106.25% until July 14, 2009; at 102.50% until July 14, 2010; and at 100% after July 14, 2010. The amended Senior Note Indenture would eliminate any requirement for filing of SEC reports, but would require the Company to provide to investors and prospective investors SEC equivalent audited annual and unaudited quarterly financials, including MD&A and footnotes, and 8-K reportable events.

--	Consistent with the terms of the previously announced restructuring proposal, holders of Senior Subordinated Notes would receive, in exchange for their claims, new subordinated notes (the “New Subordinated Notes”) in the principal amount of $150 million, representing 50% of the principal amount of their claims, and shares of common stock representing 100% of the equity in the reorganized company (subject to reduction for common stock to be issued to holders of certain other claims). The New Subordinated Notes would mature five years and nine months after the effective date of the Plan and would bear interest payable annually at 13 5/8% per annum if paid in kind or 12% per annum if paid in cash, at the Company’s option, subject to satisfaction of a toggle covenant based on specified cash EBITDA and minimum liquidity thresholds.

--	In addition, the holders of Senior Subordinated Notes would receive non-detachable rights to participate in a $90 million rights offering of new senior subordinated notes (the “Rights Offering Senior Subordinated Notes”). The Rights Offering Senior Subordinated Notes would rank senior to the New Subordinated Notes but otherwise have the same terms.

--	Holders of certain other claims against the Company will be given the opportunity to participate in the rights offering, which, if exercised, would generate incremental proceeds beyond the $90 million to be funded by electing Senior Subordinated Noteholders.

--	As previously announced, the Company and its subsidiaries may reject selected leases and other contracts in the bankruptcy.

--	All existing equity would be cancelled for no consideration.

--	Effectiveness of the Plan is conditioned upon, among other things, the Company having filed its Annual Report on Form 10-K for the year ended December 31, 2006.
A copy of the Restructuring Support Agreement will be included as an exhibit to a Current Report on Form 8-K that the Company will file with the SEC.
Tennenbaum Capital Partners, LLC and Anschutz Investment Company, through certain of their affiliates, and Goldman Sachs & Co., who collectively hold more than 80% of the Senior Subordinated Notes, have agreed in principle to subscribe for their pro rata share of the Rights Offering Senior Subordinated Notes and to purchase any Rights Offering Senior Subordinated Notes not subscribed for by other holders of Senior Subordinated Notes. As a result of these backstop provisions, the Company will be assured of having $90 million in additional cash availability upon the effectiveness of the Plan.
As previously announced, Houlihan Lokey Howard & Zukin Capital acts as financial advisor and Akin Gump Strauss Hauer & Feld, LLP is counsel to the Ad Hoc Committee of Senior and Senior Subordinated Noteholders. Holders of the Senior and Senior Subordinated Notes should contact Houlihan Lokey with any questions regarding the transaction.
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 375 facilities located in 26 states, Mexico, Korea, China and the Caribbean under the Bally Total Fitness(R) and Bally Sports Clubs(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the proposed restructuring, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about the Company’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with the ability of the Company in advance of and during a reorganization to maintain normal terms with vendors and service providers, maintain contracts that are critical to its operations, retain members and attract, motivate and retain key employees, and other factors that are described in filings of the Company with the SEC, including the Notification of Late Filing on Form 12b-25 filed on March 15, 2007.
     The restructuring process presents inherent material uncertainty. It is not possible to determine with certainty the length of time it will take the Company to complete the restructuring, including the timing of an eventual court filing, the effect of any third party proposals for competing plans of reorganization, whether all necessary approvals are ultimately obtained for the reorganization under the proposed terms, whether the bankruptcy will be successful, or the outcome of the restructuring in general. In addition, the implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including approval by the requisite creditors and court approval of the plan of reorganization.
     While the Company is in the process of restructuring, investments in its securities will be highly speculative. If the plan is implemented as described in this press release, the presently outstanding shares of the Company’s common stock will be cancelled for no consideration.